Exhibit 10.1

RESIGNATION AGREEMENT

This Resignation Agreement (“Agreement”) is entered into by and between Myriad Genetics, Inc., a Delaware corporation, with its principal office at 320 Wakara Way, Salt Lake City, Utah 84108 (hereinafter referred to as “Myriad” or the “Company”) and Peter D. Meldrum (hereinafter referred to as “Meldrum”).

RECITALS

A. Meldrum has been employed by Myriad since May 1991, currently holds the offices of President and Chief Executive Officer and Director of the Myriad Board of Directors, and has expressed his intention of resigning from such offices.

B. In order to facilitate a smooth transition for the new President and Chief Executive Officer, Myriad desires to retain Meldrum as a full-time employee through June 30, 2015, and thereafter for the period of time set forth herein as a non-employee consultant to provide certain consulting services to the Company, and Meldrum is willing to provide these services to the Company.

C. Myriad desires to provide Meldrum compensation for his accomplishments and contributions to the success of the Company from his 24 years of service to Myriad.

D. Myriad desires to provide compensation to Meldrum in consideration for Meldrum’s commitment to, and the anticipated provision of, consulting services to be rendered to the Company.

E. Myriad and Meldrum desire to resolve any and all disputes that may exist, if any, whether known or unknown, between them, including, but not limited to, disputes relating to Meldrum’s employment with Myriad, service on the Company’s Board of Directors, and the termination of that employment relationship.

F. Myriad is willing to provide the consideration provided for herein to Meldrum in return for the commitments, releases and agreements set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties mutually agree as follows:

1. Effective Date. This Agreement is effective on the eighth day following Meldrum’s execution of this Agreement, provided that Meldrum does not revoke his execution of this Agreement as provided in Paragraph 22 below.

2. Resignation. Meldrum resigns his positions with Myriad as President and Chief Executive Officer and as a Director of the Myriad Board of Directors, and resigns his employment with Myriad, effective June 30, 2015.

3. Benefits. In reliance on the agreements and releases set forth herein and following the expiration of the revocation period described in Paragraph 22 below and the unrevoked signing of this Agreement by Meldrum, and subject to the further terms and conditions of this Agreement, Myriad shall provide the following benefits to Meldrum:

a. Position: Meldrum will hold the title of “President and Chief Executive Officer” and “Director” until June 30, 2015 and will continue his employment with Myriad on a full-time basis through June 30, 2015 at which time all employment responsibilities with the Company will cease. Meldrum may not represent to third parties that he is an employee of Myriad after June 30, 2015.

b. Payment: Myriad will pay Meldrum the sum of $1,287,500, less applicable employment tax withholding amounts, promptly after June 30, 2015, and may make such payment through Myriad’s next payroll cycle along with any final wages due Meldrum.

c. Stock Options: All unvested stock options issued and outstanding to Meldrum which would otherwise vest on or before September 30, 2016, shall vest as of June 30, 2015, and shall be exercisable in accordance with the terms of the respective underlying stock option grant.

d. Restricted Stock Unit Award. All unvested performance stock units granted on September 17, 2014, issued and outstanding to Meldrum which, following any applicable adjustment, would otherwise vest on or before September 30, 2016, shall vest as of June 30, 2015, in accordance with the terms of the performance stock unit award, but subject to the achievement and certification of any applicable revenue performance targets provided for such performance stock unit award.

4. Consulting Services. As consideration, in part, of the compensation provided to Meldrum hereunder, Meldrum agrees to provide up to 40 hours per month of consulting services to Myriad through December 31, 2015.

5. Receipt of this Agreement. Meldrum understands and acknowledges that on January 30, 2015, he received a copy of this Agreement, and that he has 21 days from receipt of this Agreement in which to consider and consult with an attorney regarding this Agreement. Meldrum acknowledges that he has an adequate amount of time in which to consult with any person of his choice with respect to the contents of this Agreement prior to signing.

/s/ Peter D. Meldrum	January 30, 2015

Peter D. Meldrum	Date

6. Release of Claims by Meldrum. Meldrum, for himself and for all persons claiming by, thorough, or under him, hereby completely and unconditionally releases and discharges Myriad and each of Myriad’s parents, subsidiaries, affiliates, successors, assigns, agents, directors, officers, employees, representatives, attorneys and all persons acting by, through, under or in concert with any of them (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, charges, grievances, damages, debts, liabilities, accounts, costs, attorney’s fees, expenses, liens and causes of action of every kind and nature whatsoever (hereinafter collectively referred to as “Claims”). The Claims from which Meldrum is releasing Releasees herein include without limitation, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, libel, slander, misrepresentation, fraud, wrongful discharge, discrimination claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Utah Antidiscrimination Act, and any other laws prohibiting age, race, religion, sex, national origin, disability and other forms of discrimination, and any tort or other claim arising in any way out of the employment relationship or termination of that relationship between Myriad and Meldrum whether now known or unknown, suspected or unsuspected, accrued or unaccrued. Meldrum specifically waives any and all claims for back pay, front pay, or any other form of compensation for services, except as set forth herein. This release and waiver of claims by Meldrum releases and waives all claims against Myriad which may accrue as of June 30, 2015.

Meldrum hereby waives any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against Myriad by any other party, including without limitation the Equal Employment Opportunity Commission and the Utah Antidiscrimination and Labor Division, on Meldrum’s behalf asserting any claim, charge, demand, grievance, or cause of action released by Meldrum as stated above.

Notwithstanding the foregoing, Meldrum does not waive rights, if any Meldrum may have, to unemployment insurance benefits or workers’ compensation benefits. Myriad agrees that if Meldrum is unable to find employment before his severance runs out and he applies for unemployment benefits, Myriad will not oppose that application. Nothing in this paragraph prohibits Meldrum from paying COBRA premiums to maintain Meldrum’s participation, if any, in Myriad’s group health plan to the extent allowed by the terms, conditions, and limitations of the health plan.

In addition, notwithstanding this release language, Meldrum is not waiving any rights and interests he has in the Myriad 401(k) retirement plan, and Meldrum’s individual account balance in such plan is and remains fully vested in Meldrum. Meldrum will be sent the necessary paperwork to allow him to withdraw his money from those retirement accounts.

7. Release of Claims by Myriad. Myriad, for itself, its heirs, assigns and representatives, hereby releases and waives all claims it has or may have, whether known, unknown, actual, potential or contingent, against Meldrum, including any of his agents and representatives, in any way arising out of or relating to Meldrum’s employment with Myriad and/or the termination of Meldrum’s employment with Myriad. This release and waiver of claims by Myriad covers, but is not limited to, all claims for misrepresentation, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, defamation, and interference with economic relations. This release and waiver of claims by Myriad releases and waives all claims against Meldrum which may accrue as of June 30, 2015.

8. Amendment. This Agreement may not be supplemented, amended, or modified except through a new written agreement signed by both parties.

9. No Assignment of Claims. Meldrum represents and warrants that he has not previously assigned or transferred, or attempted to assign or transfer, to any third party, any of the Claims waived and released herein.

10. No Claim Filed. Meldrum represents that he has not filed any claim, complaint, charge or lawsuit against Myriad or any other Releasee with any governmental agency or any state or federal court, and covenants not to file any lawsuit at any time hereafter for any matter, claim or incident known or unknown which occurred or arose out of occurrences prior to the date hereof.

11. Additional Consideration. Meldrum agrees and acknowledges that the payment and benefits provided pursuant to this Agreement are in addition to any payments or benefits to which Meldrum would be entitled without signing this Agreement.

12. Confidential Information. As a further material inducement to Myriad to enter into this Agreement, Meldrum agrees that he will not divulge the following information or types of information to anyone without the prior written consent of Myriad which will not be unreasonably withheld: trade secrets, salaries, financial information, franchise information, marketing information, pricing, products, product lists, product information, sales information, personal employee information, or any other information of a similar confidential, sensitive or competitive nature. Meldrum acknowledges that he has previously signed a confidentiality agreement with Myriad that remains in effect and under which he continues to be obliged to not disclose or make use of confidential or proprietary company information.

13. Company Property. Meldrum hereby represents and warrants that he has returned to Myriad all documents, property and records owned by, belonging to or created by Myriad or other Releasees, including, but not limited to all copies thereof (hereinafter referred to as “Properties”), except as permitted by Myriad. For the purposes of this Agreement, “Properties” includes but is not limited to keys, small wares, complete and partial documents, correspondence, reports, memoranda, laboratory records of any kind, notes, software, computer disks, manuals, computerized information and reports.

14. Meldrum Personal Property. Myriad hereby represents and warrants that it will return to Meldrum all documents, property and records owned by, belonging to or created by Meldrum prior to his employment at Myriad. “Properties” include but are not limited to personal effects currently stored in his former office, complete and partial documents, correspondence, reports, memoranda, laboratory records of any kind, notes, software, computer disks, manuals, computerized information and reports, except to the extent that any of the foregoing constitutes property of Myriad. Meldrum will not be prevented from creating electronic copies of all personal computer files that are stored on his former computer at Myriad.

15. Nondisparagement. Meldrum agrees not to damage, disparage or criticize, orally or in writing, Myriad, its officers, executives, management or operations to any third person or entity. Myriad agrees, through its executives and officers, not to damage, disparage or criticize Meldrum to any third person or entity.

16. Entire Agreement. This Agreement contains the entire agreement and understanding of Myriad and Meldrum concerning the subject matter hereof and this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations whether written or oral. Myriad and Meldrum agree and acknowledge that neither Myriad nor Meldrum, including any agent or attorney of either, has made any representation, guarantee or promise whatsoever not contained in this Agreement to induce the other to execute this Agreement, and neither party is relying on any representations, guarantee, or promise not contained in this Agreement in entering into this Agreement.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to Utah’s choice of law rules.

18. Submission to Jurisdiction. Meldrum and Myriad each submits to the jurisdiction of any state or federal court sitting in the State of Utah in any action or proceeding arising out of or relating to this Agreement, and each party agrees that all claims of whatever type relating to or arising out of this Agreement may be heard and determined only in a state or federal court sitting in the State of Utah. Meldrum and Myriad each waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and waives any bond, surety, or other security that might be required of any other party with respect thereto. Meldrum and Myriad each agrees that if any action or proceeding relating to or arising out of this Agreement is brought in any other court or forum other than a state or federal court sitting in the State of Utah, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party’s legal fees and costs.

19. Consultation with Attorney. Meldrum understands and acknowledges that Myriad has advised Meldrum to consult with an attorney of Meldrum’s choice prior to signing this Agreement.

20. Voluntary and Knowing Signing. Meldrum acknowledges that he has read this Agreement carefully and fully understands this Agreement. Meldrum acknowledges that he executes this Agreement voluntarily and of his own free will, and that he is knowingly and voluntarily releasing and waiving all Claims he may have against Releasees, including Myriad.

21. Breach of Agreement. Breach of any terms of this agreement by Meldrum including any obligation of nondisparagement, failure of any representation or warranty, and any obligation not to divulge confidential information, shall be grounds for termination of any or all of the separation benefits, including vested stock options.

22. Revocation Period. Meldrum has seven (7) days from the date on which he signs this Agreement to revoke this Agreement by providing written notice of his revocation to:

Jayne Hart

Executive Vice President of Human Resources

Myriad Genetics, Inc.

320 Wakara Way

Salt Lake City, Utah 84108

Meldrum’s revocation, to be effective, must be received by the above-named person by the end of the seventh day after Meldrum signs this Agreement. This Agreement becomes effective on the eighth day after Meldrum signs this Agreement, providing that Meldrum has not revoked this Agreement as provided above.

23. Indemnification. Nothing herein shall be construed to diminish any rights of Meldrum, or obligations of Myriad, to indemnify Meldrum to the extent provided for under the By-Laws of the Company and Delaware General Corporation Law as a result of any claim arising from or relating to the fact that Meldrum was an officer and a Director of Myriad.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated to be effective for all purposes as of the Effective Date indicated above.

MYRIAD GENETICS, INC.	PETER D. MELDRUM

/s/ John Henderson, M.D.	/s/ Peter D. Meldrum
By: John Henderson, M.D. Its: Chairman of the Board of Directors Date: January 16, 2015	Date: January 30, 2015